Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE

YEARS ENDED SEPTEMBER 30, 2020 AND 2019

Alion Science and Technology Corporation

8350 Broad Street, Suite 1400

McLean, VA 22102

(703) 918-4480

ALION SCIENCE AND TECHNOLOGY CORPORATION

Report of Independent Auditors

To the Management and Board of Directors of Alion Science and Technology Corporation

We have audited the accompanying consolidated financial statements of Alion Science and Technology Corporation and its subsidiaries, which comprise the consolidated balance sheets as of September 30, 2020 and 2019, and the related consolidated statements of comprehensive income, of stockholder’s equity, and of cash flows for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alion Science and Technology Corporation and its subsidiaries as of September 30, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Washington, District of Columbia

December 8, 2020, except for additional disclosures made in preparation for an SEC filing discussed in Note 2 to the consolidated financial statements, as to which the date is November 4, 2021

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of September 30,
	2020	2019

	(In thousands)
Current assets:
Cash and cash equivalents	$74,736	$298,160
Accounts receivable, net	224,175	159,762
Prepaid expenses and other assets	12,324	8,007

Total current assets	311,235	465,929
Property, plant and equipment, net	10,341	7,358
Intangible assets, net	145,419	162,990
Goodwill, net	419,085	419,085
Deferred tax assets	28,788	31,265
Other assets	2,999	3,330

Total assets	$917,867	$1,089,957

Current liabilities:
Current portion of term loan	$3,600	$17,627
Interest payable	1,567	—
Trade accounts payable	98,841	70,219
Accrued liabilities	57,522	64,430
Accrued payroll and related liabilities	42,813	34,960
Retirement plan liabilities	433	1,554
Deferred revenue	6,531	664

Total current liabilities	211,307	189,454
Term loan, net	347,677	378,079
Mezzanine note, net	—	178,195
Accrued compensation and benefits	2,546	2,619
Deferred rent	5,549	2,039

Total liabilities	567,079	750,386
Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value, 100 shares authorized; 1 share issued and outstanding at September 30, 2020 and September 30, 2019	—	—
Additional paid-in capital	480,171	476,684
Accumulated deficit	(129,038)	(136,768)
Accumulated other comprehensive loss	(345)	(345)

Total stockholder’s equity	350,788	339,571

Total liabilities and stockholder’s equity	$917,867	$1,089,957

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended September 30,
	2020	2019

	(In thousands)
Contract revenue	$1,065,423	$924,179
Cost of sales	939,175	823,543
Selling, general and administrative expenses	64,077	63,453

Operating income	62,171	37,183

Other income (expense):
Interest income	2,268	1,080
Interest expense	(45,170)	(55,265)
Loss on extinguishment of debt	(7,743)	—
Other, net	303	1,080

Total other expense	(50,342)	(53,105)

Income (loss) from continuing operations before income taxes	11,829	(15,922)
Income tax (expense) benefit	(4,187)	2,968

Income (loss) from continuing operations	7,642	(12,954)

Discontinued operations:
Income from discontinued operations (including gain on sale of business unit, net of transaction costs, of $26,539)	—	38,019
Income tax expense	—	(10,183)

Income from discontinued operations	—	27,836

Net income	$7,642	$14,882

Other comprehensive loss:
Currency translation adjustment	—	(641)
Post-retirement actuarial loss	—	(32)

Total other comprehensive loss	—	(673)

Comprehensive income	$7,642	$14,209

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2020 AND 2019

	Shares Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Equity
	(In thousands, except share and per share information)
Balance at September 30, 2018	1	$—	$472,784	$328	$(147,423)	$325,689

Equity-based compensation	—	—	3,900	—	—	3,900
Currency translation adjustment	—	—	—	(641)	—	(641)
Post-retirement actuarial gain	—	—	—	(32)	—	(32)
Acquisition of contract	—	—	—	—	(4,227)	(4,227)
Net income	—	—	—	—	14,882	14,882

Balance at September 30, 2019	1	$—	$476,684	$(345)	$(136,768)	$339,571

Equity-based compensation	—	—	3,487	—	—	3,487
Cumulative effect adjustment of ASC 606, net of taxes	—	—	—	—	(66)	(66)
Other	—	—	—	—	154	154
Net income	—	—	—	—	7,642	7,642

Balance at September 30, 2020	1	$—	$480,171	$(345)	$(129,038)	$350,788

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2020	2019

	(In thousands)
Cash flows from operating activities:
Net income	$7,642	$14,882
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,256	32,375
Amortization of debt issuance costs and original issue discount	5,628	5,865
Equity-based compensation	3,487	3,900
Deferred income taxes	2,477	7,058
Loss (gain) on sale of business unit	901	(35,787)
Loss on extinguishment of debt	7,242	—
Other losses	38	186
Changes in assets and liabilities:
Accounts receivable	(64,853)	(12,204)
Prepaid expenses and other assets	(4,379)	(122)
Other assets	129	(324)
Interest payable	1,576	(4,375)
Trade accounts payable	28,622	(6,664)
Accrued liabilities	(7,782)	30,238
Accrued payroll and related liabilities	7,904	(6,911)
Retirement plan liabilities	(1,121)	(410)
Other liabilities	6,938	(2,434)

Net cash provided by operating activities	14,705	25,273
Cash flows from investing activities:
Capital expenditures	(2,836)	(3,506)
Asset sales proceeds	—	3
Proceeds from sale of business unit, net of cash	—	232,452
Refund for acquisition of MacB, net of cash acquired	—	461

Net cash (used in) provided by investing activities	(2,836)	229,410
Cash flows from financing activities:
Proceeds from Term Loan borrowing	241,643	—
Repayment of Term Loan	(286,336)
Repayment of Mezzanine Debt	(183,200)	(2,159)
Payment of debt issuance costs	(7,400)	(706)
Acquisition of contract	—	(4,227)

Net cash used in financing activities	(235,293)	(7,092)
Net (decrease) increase in cash and cash equivalents	(223,424)	247,591
Cash and cash equivalents at beginning of period	298,160	50,569

Cash and cash equivalents at end of period	$74,736	$298,160

Supplemental disclosure of cash flow information:
Cash paid for interest	$35,196	$49,399
Cash paid for income taxes	$1,606	$307
Non-cash investing and financing activities:
Landlord-funded tenant improvements	$2,831	$1,194

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description and Formation of the Business

Alion Science and Technology Corporation and its subsidiaries (collectively, the “Company”, “Alion”, “we,” “us,” or “our”) provide advanced engineering, information technology and operational solutions to strengthen national security and drive business results. Alion’s engineered solutions support smarter decision-making and enhanced readiness in rapidly-changing environments. Alion was formed in October 2001, to purchase substantially all of the assets and certain liabilities of IIT Research Institute in December 2002. Alion Science and Technology Corporation is fully owned by Alion Holding Corporation which is fully owned by Alion Holding, LLC, a limited liability company.

(2) Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, on the accrual basis of accounting. All intercompany accounts have been eliminated in consolidation.

On August 1, 2019, Alion divested all assets and liabilities of its Naval Systems Business Unit (NSBU). As a result of the divestiture, the Company reported the results of operations of NSBU as discontinued operations in the consolidated statements of comprehensive income. The Company presented combined consolidated statements of cash flows for the year ended September 30, 2019 and presented components of cash flows from discontinued operations in Note 3. Reclassifications related to discontinued operations of certain prior period amounts have been made to conform to the current period presentation.

Fiscal, Quarter and Interim Periods

Alion’s fiscal year ends on September 30. The Company operates based on a three-month quarter, four-quarter fiscal year with quarters ending December 31, March 31, June 30, and September 30.

Use of Accounting Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Due to inherent uncertainty in making those assumptions, actual results could differ from those estimates, but management does not believe such differences will materially affect the consolidated financial statements.

Revenue Recognition

Alion recognizes revenue based on a five-step model whereby revenue is recognized as performance obligations within the contract are satisfied. Under the five-step model, we recognize revenue from contracts with customers where Alion and the customer are committed, our rights and those of the customer are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is reasonably assured. At the inception of the contract, we identify the distinct goods or services promised in the contract as a performance obligation. For most of our agreements, the contract represents the base period or option year within the contract or task order.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Alion generates the majority of its revenues by providing engineering services to our clients in U.S. government through one of the following types of arrangements:

Cost-reimbursable contracts – Under this arrangement, our customer pays us for allowable costs incurred up to the funded value, plus a fixed or award fee. For cost-reimbursable contracts with a fixed fee, revenue is recognized as costs are incurred with an estimated fee.

Firm fixed price – For firm fixed price contracts, we agree to perform a specific work for a specific price agreed upon within the contract, which offers the potential for higher profit if we manage the contract costs and avoid overruns. Revenue is recognized as costs are incurred with an applied estimated fee.

Time and Material (T&M) – Customers pay us based on the negotiated, contractually billable rate based on the number of hours worked. We utilize the right-to-invoice practical expedient for revenue by recognizing revenue at the contractually billable rate as we deliver units of labor.

The transaction price is determined for each contract as the consideration (fixed and/or variable) to which Alion can expect in exchange for the performance of the promised goods or services in the contract. Since the majority of our contracts have one performance obligation, the allocation of the transaction price is not necessary. In the rare instances where there is more than one performance obligation within the contract, the transaction price would be allocated based on the standalone selling price for those obligations.

We estimate all variable consideration at the most likely amount to which we expect to be entitled. Variable consideration includes any amount within the transaction price that is not fixed, such as: award or incentive fees; performance penalties; unfunded contract value; or other similar items. Throughout the performance period, the Company recognizes as revenue a constrained amount of variable consideration only to the extent that it is probable that a significant reversal of the cumulative amount recognized to date will not be required in a subsequent period. Any estimate of variable consideration is periodically adjusted based on significant changes in relevant facts and circumstances.

We periodically update these estimates when the probability of the cumulative revenue reversal is likely through the Estimate at Completion (EAC) process. Alion’s EAC process documents management’s judgements of the expected cost, ability to complete the contract for the agreed upon transaction price and within the agreed upon timeframe, and the expected profitability. Management reviews that the assumptions and related changes in estimates of total expected revenue and costs are reasonable. A significant change of these key inputs could result in an adjustment of the transaction price, profitability rates, or revenue recognized.

Contracts are often modified to account for changes in contract specifications and requirements. Contract modifications may impact the contract when the modification creates a new obligation or changes existing enforceable rights and obligations. The effect of a contract modification on the transaction price for the related contract is recognized as a cumulative adjustment to revenue and profit in the period identified.

We recognize revenue for a majority of our contracts over time and for a small subset, at a point-in-time. Over time revenue occurs when there is a continuous transfer of control to our customer as the customer simultaneously received and consumes the benefits provided on its services type revenue arrangements. Alion uses judgement to determine if an input or output method best depicts the progress towards complete satisfaction of the performance obligation to recognize revenue. Alion determined for most contracts that an input method using the cost

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

incurred is the best depiction of the measure of progress. For contract with a minimum-hours-penalty, Alion uses hours performed as the measure of progress. For a remaining small subset of contracts, Alion uses an output method based on delivery of time, materials, units or a combination of time and material which often recognizes revenue closely to the amount billed.

Unbilled Receivables (Contract Assets)

We invoice our customers as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals or upon achievement of contractual milestones. Generally, revenue recognition occurs before billing, resulting in contract assets in which Alion’s right to consideration on factors other than the passage of time. These contract assets are referred to as unbilled receivables and are reported within accounts receivable on our consolidated balance sheets. Such balances exclude billed receivables. The Company expects to invoice and collect the majority of our unbilled receivables within the next twelve months. The beginning and ending balances of contracts assets from contracts with customers are presented within accounts receivable, net on the consolidated balance sheets.

In addition, the costs to fulfill and obtain a contract are considered for capitalization based on contract specific facts and circumstances. Alion has elected to apply the practical expedient to immediately expense the costs to obtain a contract when the performance obligation will be completed within twelve months of contract inception.

Billed Receivables

Billed receivable represents amounts invoiced to and due from the customers for work performed. Billed receivables include billings generated during the close period for cost incurred prior to period-end. Billings occurring during close are amounts billable where the right to consideration is unconditional. These amounts are reported within accounts receivable, net on the consolidated balance sheets.

Retainage

Retainage represents amounts held back by the customer until final contract settlement is complete either through the conclusion of work or completion of the DCAA audit. Retainage is not considered a significant financing component because the intent is to protect the customer. Alion classifies all contract-related retainages as current assets based on contractual operating cycles which frequently exceed one year. Retainage is reported as accounts receivable, net on our consolidated balance sheets.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from potential fee reduction due to collectability. We estimate the allowance for doubtful accounts based on management’s assumption of probable losses in the Company’s existing billed and unbilled accounts receivable. We record adjustments to the allowance for doubtful accounts as a reduction in revenue.

Deferred Revenue (Contract Liabilities)

We receive advances and milestone payments from our customers on selected contracts that exceed revenue earned to date, resulting in contract liabilities. Contract liabilities typically are not considered a significant financing component because it is used to meet working capital demands that can be higher in the early stages of a contract and to protect us from the customer failing to adequately complete some or all of its obligations under the contract. Contract liabilities are referred to as deferred revenue and are reported as a liability on our consolidated balance sheets on a net contract basis. The beginning and ending balances of contract liabilities from contracts with customers are presented on the consolidated balance sheets.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cost of Sales

Cost of sales consists primarily of direct labor and related fringe benefits, direct materials, subcontractor labor, subcontractor materials, non-billable costs, and when applicable depreciation and amortization. Allocation of corporate overhead, applicable selling, general and administrative expenses, and material handling expenses are not included in cost of sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include the salaries and wages, plus associated fringe benefits of our employees not performing work directly for customers, and associated facilities costs. Among the functions covered by these costs are corporate business development, bid and proposal, contracts administration, finance and accounting, legal, corporate governance and executive and senior management. In addition, we include depreciation and amortization expenses related to the general and administrative function.

Income Taxes

Alion accounts for income taxes by applying the provisions in currently enacted tax laws. Management determines deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax bases of Alion’s assets and liabilities. Deferred income tax provisions and benefits change as assets or liabilities change from year to year. In providing for deferred taxes, Alion considers the tax regulations of the jurisdictions where it operates; estimated future taxable income; and available tax planning strategies. If tax regulations, operating results or the ability to implement tax planning strategies change, the carrying value of deferred tax assets and liabilities may require adjustment.

Alion recognizes the benefit of a tax position only after determining that the relevant tax authority would “more likely than not” sustain the Company’s position following an audit. For tax positions meeting the “more likely than not” threshold, the Company recognizes the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

In December 2017 the U.S. government enacted tax legislation, commonly referred to as the Tax Cuts and Jobs Act (TCJA), that reduced the corporate income tax rate from 35% to 21%; restricted the availability of future interest expense deductions; and limited an entity’s ability to use post-TCJA net operating losses to offset post-TCJA taxable income. The TCJA made pre-existing net operating loss (NOL) deductions indefinite-lived with no limitation on using such losses to offset taxable income. To date, the TCJA has not affected the company’s ability to deduct interest expense in its tax returns.

Cash and Cash Equivalents

The Company considers cash in banks and deposits with financial institutions, with maturities of three months or less at time of purchase which it can liquidate without prior notice or penalty, to be cash and cash equivalents. The Company maintains its bank accounts with institutions that are federally insured. At times, balances may exceed insured limits.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, Plant and Equipment

Leasehold improvements, software and equipment are recorded at cost. Maintenance and repairs that do not add significant value or significantly lengthen an asset’s useful life are expensed as incurred. Software and equipment are depreciated on the straight-line method over their estimated useful lives (three years for software and five to seven years for furniture and equipment). Leasehold improvements are amortized on the straight-line method over the shorter of the asset’s estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are derecognized, and any gain or loss is recognized in the consolidated statements of comprehensive income.

The Company evaluates the recoverability of its property, plant, and equipment when there are changes in economic circumstances or business objectives that indicate the carrying value may not be recoverable. The Company’s evaluations include estimated future cash flows, profitability, and other factors affecting fair value. As these assumptions and estimates may change over time, it may or may not be necessary to record impairment charges.

Intangible Assets

The Company accounts for intangible assets according to ASC 350 Intangibles – Goodwill and Other. Intangible assets consist of customer relationships, favorable and unfavorable lease intangibles, and contract backlog. Alion amortizes intangible assets as it consumes economic benefits over estimated useful lives. Management estimates the useful life of customer relationships at 10 to 15 years. The useful lives of lease intangibles are determined based on the term of the underlying leases.

Management evaluates intangible assets for impairment whenever events or circumstances indicate their carrying value might exceed their fair value, for example, if there is a significant change in business climate or operating performance. Management compares carrying value to future undiscounted cash flows to determine whether an intangible asset is impaired, in accordance with ASC 360 Property, Plant and Equipment. Alion recognizes an impairment loss if, and to the extent, carrying value exceeds future undiscounted cash flows.

Accounting for Business Combinations and Goodwill

The purchase price of an acquired business is allocated to the assets acquired (including separately identifiable intangible assets) and liabilities assumed based on their estimated fair values. Excess of the purchase price over the fair values of identifiable assets and liabilities are recorded as goodwill. The Company accounts for goodwill and other intangible assets acquired in business combinations in accordance with ASC 350 - Intangibles-Goodwill and Other.

Alion tests goodwill at the reporting unit level, at least annually on June 30, or whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. The Company has three reporting units. Each of Alion’s reporting units delivers various professional engineering, scientific and technical services to a wide array of federal government customers, principally within the Department of Defense and intelligence community.

Entities have an option to perform a qualitative assessment regarding the reporting unit’s fair value to determine whether it is necessary to perform the quantitative impairment test. When a qualitative assessment is performed, the Company considers various factors such as macroeconomic conditions, industry and market conditions, cost factors, overall financial performance and other relevant reporting unit specific events. If, based on such assessment, an entity determines that it is not “more likely than not” that the fair value of a reporting unit is less than its carrying value, the Company does not need to perform a quantitative impairment test.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

When a quantitative assessment needs to be performed or management elects to bypass the optional qualitative assessment, the Company compares the estimated fair value of the reporting unit with the carrying amount of that reporting unit. The Company estimates fair value using a combination of an income approach (based on contract revenue and other metrics) and market metrics, using appropriate weighting factors. Changes in one or more inputs could materially impact management’s fair value analyses and thus the determination of whether Alion’s goodwill is potentially impaired. If the fair value exceeds the carrying amount, goodwill is not impaired. However, if the carrying value exceeds the fair value, an impairment loss shall be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Management might perform the annual assessment internally or use an independent third-party assist with the assessment.

Management forecast reporting unit cash flows based on each reporting unit’s existing contract backlog, recent contract wins, new business opportunities and historical operating margins. Each reporting unit has positive carrying value consisting almost entirely of goodwill and intangibles. The Company does not allocate debt to reporting units either to determine carrying value or to test reporting unit goodwill for potential impairment.

Concentration of Credit Risk

Alion is subject to credit risk for its cash equivalents and accounts receivable. Management believes the high credit quality of the Company’s cash equivalent investments limits the credit risk of such investments. Management believes Alion’s credit risk with respect to accounts receivable is limited as they are primarily due from the federal government versus commercial customers.

Fair Value of Financial Instruments

Fair Value of Financial Instruments—The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The accounting standard provides a fair value hierarchy, which requires an entity to maximize the use of observable inputs, where available. The three levels of inputs consist of:

Level 1: Quoted prices in active markets for identical assets and liabilities.

Level 2: Observable inputs, other than Level 1 prices, such as: quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or that the Company corroborates with observable market data for substantially the full term of the related assets or liabilities.

Level 3: Unobservable inputs supported by little or no market activity that are significant to the fair value of the assets and liabilities.

The carrying amounts of the Company’s financial instruments recorded at historical cost approximate fair value due to the short-term nature of the instruments and low credit risk associated with the respective counterparties.

The carrying value of the Company’s total long-term debt as of September 30, 2020, and September 30, 2019, reflects recent market transactions and approximates fair value.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Off-Balance Sheet Financing Arrangements

Alion accounts for operating leases entered into in the routine course of business in accordance with ASC 840 - Leases. Alion accounts for unconditional purchase obligations entered during the routine course of business in accordance with ASC 440 – Commitments. The Company has no off-balance sheet financing arrangements other than operating leases, unconditional purchase obligations, and letters of credit under its revolving credit facility. Alion has no relationship with any unconsolidated or special purpose entity and has not issued any guarantees.

Debt Issuance Costs

Debt issuance costs represent costs incurred in connection with various loan agreements, which Alion is amortizing using the effective interest method over the lives of the related debt instrument. Term Loan and the Mezzanine Note debt issuance costs are offset against the gross amount of the debt, with net presented on the consolidated balance sheets. Debt issuance costs related to the revolving credit facility are included in other assets on the consolidated balance sheets.

Recently Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU, along with subsequent updates, requires that revenues are recognized at the time when goods or services are transferred to a customer in an amount that reflects the consideration it expects to receive in exchange for those goods or services. The Company adopted the standard on October 1, 2019 using the modified retrospective method and recorded an immaterial cumulative effect adjustment to the beginning balance of retained earnings for revenue contracts that existed at the adoption date. Under the modified retrospective method, prior year information has not been adjusted and continues to be reported under the accounting standards in effect prior to the adoption date. Additionally, Alion applied the practical expedient and assessed contracts and modifications that were active as of the adoption date. See prior sections of Note 2 for a description of significant accounting policies and methods related to this adoption and Note 4 for additional disclosures. The adoption had an immaterial impact of $66 thousand on our consolidated statements of comprehensive income and consolidated balance sheets and had no impact on our consolidated statements of cash flows.

In August 2016, the FASB issued ASU 2016-15 and 2016-18, Statement of Cash Flows (Topic 230). This ASU along with subsequent updates, clarifies the classification of certain cash receipts and payments on the statement of cash flows include the following: (1) debt prepayment or extinguishment costs, (2) settlement of zero coupon debt instruments, (3) contingent consideration payment made after business combination, (4) proceeds from insurance settlements, and life insurance, (5) distribution received form equity method investees, (6) beneficial interests in securitization transactions, and (7) separately identifiable cash flows. The Company adopted the standard on October 1, 2018 which is reflected in the consolidated statement of cash flows for the year ended September 30, 2019 and the impact was immaterial to the overall presentation of the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12 Income Taxes (Topic 740). This ASU along with subsequent updates, simplifies the accounting for income taxes by removing certain exceptions to the general principles. The Company adopted the standard during fiscal year 2020, and the impact was immaterial to the overall presentation of the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combination (Topic 805). This ASU along with subsequent updates, revised the definition of a business and provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The Company adopted the standard during fiscal year 2019 and the impact was immaterial to the overall presentation of the consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Issued Accounting Pronouncements Not Yet Adopted

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848). This ASU revises the uses of the LIBOR rate within the contract including leases, debt, derivatives and other contracts that rely on LIBOR rate as a basis value. The guidance is effective for newly entered contracts no later than December 31, 2022 and management is assessing the impact of adopting the standard on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which, along with subsequent updates, amends the existing guidance for lease accounting. Under this ASU, the Company will be required to record right-of-use assets and corresponding lease liabilities on the consolidated balance sheets, as well as to disclose key quantitative and qualitative information about leasing arrangements. This ASU is effective for fiscal year, and interim period within that fiscal year, beginning after December 15, 2021 and for Alion is effective no later than October 1, 2022. Management is currently assessing the impact of adoption on the consolidated financial statements.

In August 2018, the FASB issued Accounting Standards Update No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Topic 350). The guidance provides new requirements for capitalizing costs and defines specific type of intangibles. The guidance is effective for fiscal year beginning after December 15, 2019 and for Alion is effective October 1, 2020. Management is evaluating the impact of adoption on the consolidated financial statements.

Additional Disclosures Made in Preparation for an SEC Filing

Subsequent to the original issuance of the consolidated financial statements and in connection with acquisition of the Company, which is discussed in Note 16 to the consolidated financial statements, certain footnote disclosures have been either updated or added in order to conform to the requirements for these consolidated financial statements to be included in an SEC filing. Specifically, the Company has expanded its disclosure of the Fair Value of Financial Instruments, within that respective sub-section of Note 2, expanded the disaggregation of revenue and performance obligation disclosures within Note 4, and expanded its effective tax rate reconciliation in tabular format in Note 12.

(3) Discontinued Operations

In May 2019, Alion entered into a definitive Asset Purchase Agreement to sell its NSBU business, which consists of our business formerly known as Systems Solutions Business Unit (SSBU) including Alion’s Canadian business. On August 1, 2019 the Company completed the sale of all assets and liabilities of NSBU for a net cash purchase price of $232.5 million. As a result of the divestiture, the Company reported the results of operations of NSBU as discontinued operations within our consolidated financial statements.

As part of the transaction, the Company and the buyer agreed that the buyer will be performing work on four task orders under a contract vehicle the Company will continue to hold. The buyer will act in a capacity of a subcontractor to the Company and the Company will bill the customer on buyer’s behalf as the contract holder. Work under these four task orders are expected to continue over the next two years.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summarized results of operations and components of cash flows from the discontinued operations were as follows:

RESULTS FROM DISCONTINUED OPERATIONS

Year Ended
September 30, 2019
(In thousands)
Contract revenue	$276,064
Cost of sales	249,673
Selling, general and administrative expenses	14,896

Operating income from discontinued operations	11,495

Other expense	(15)
Gain on sale of business unit, net of transaction costs	26,539

Total other income	26,524

Total income from discontinued operations	38,019
Income tax expense	(10,183)

Net income from discontinued operations	$27,836

COMPONENTS OF CASH FLOWS FROM DISCONTINUED OPERATIONS

Year Ended
September 30, 2019
(In thousands)
Depreciation and amortization	$5,476
Non-cash investing activities:
Landlord-funded tenant improvements	$410

(4) Revenue Recognition

Alion earns revenue primarily from contracts with the U.S. government agencies and department offices in the areas of defense and intelligence. Substantially all the revenue is derived from services and solutions provided to the U.S. government or to a prime contractor supporting the U.S. government materially with the Department of Defense. Revenue can be adversely impacted by spending caps or changes in budgetary priorities of the U.S. government as well as delays in program start dates or the award of a contract.

Out of $1,065.4 million of total revenue recognized for the year ended September 30, 2020, $1,059.9 million was recognized over-time during the life of the contract, and revenue recognized at a point-in-time was immaterial to Alion’s total revenue. The adoption had an immaterial impact of $66 thousand on our consolidated balance sheets. Some of our Firm fixed price or Time and material contracts are billed using milestone payments and a majority of contracts are billed monthly or bi-monthly according to negotiated billing terms and conditions of the contract. As a result, the timing of revenue recognition, customer billings and cash collections may result in an unbilled receivable or deferred revenue at the end of each reporting period.

As of September 30, 2020, the Company had about $3 billion of remaining performance obligations. The Company expects to recognize approximately 90% of its remaining performance obligations as revenue through 2022 and the balance thereafter. Substantially all of the deferred revenue from prior year was recognized in the current period.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of accounts receivable, net are as follows:

	September 30,
	2020	2019

	(In thousands)
Accounts receivable:
Billed receivables	$98,592	$86,083
Unbilled receivables	121,148	67,125
Retainage	4,649	4,273
Other receivables	546	2,995
Allowance for doubtful accounts	(760)	(714)

Accounts receivable, net	$224,175	$159,762

Unbilled receivables as of September 30, 2020, increased by $54 million compared to prior year due to contract volume increases.

The following tables present revenues on a disaggregated basis, in a manner that reconciles with the Company’s total revenue, for the following categories: customer type and contract type. The Company believes that this level of disaggregation provides investors with information to evaluate the Company’s financial performance and provides the Company with information to make capital allocation decisions in the most appropriate manner.

($ in thousands)	September 30, 2020		September 30, 2019
Revenue Type
Customer Type
Federal	$1,051,573	98.7%	$919,558	99.5%
Commercial	13,850	1.3%	4,621	0.5%

Contract revenues	$1,065,423	100%	$924,179	100%

Contract Type
Cost Plus	$884,301	83.0%	$769,050	83.2%
Fixed-price	96,953	9.1%	91,642	9.9%
Time and materials	84,169	7.9%	63,487	6.9%

Contract revenues	$1,065,423	100%	$924,179	100%

(5) Property, Plant and Equipment

Property, plant and equipment at September 30, 2020 and 2019, consisted of the following:

	Estimated useful lives (years)	September 30,
		2020	2019

		(In thousands)
Equipment and software	3-7	$17,551	$12,430
Less: accumulated depreciation		(7,210)	(5,072)

Property, plant and equipment, net		$10,341	$7,358

Depreciation expense was approximately $2.7 million and $1.9 million for the years ended September 30, 2020 and 2019.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Intangible Assets

The table below shows intangible assets as of September 30, 2020 and 2019:

	Estimated useful lives (years)	September 30,
		2020	2019

		(In thousands)
Intangible assets, gross:
Customer relationships	10-15	$230,657	$230,657
Favorable leases	Up to 9	2,320	2,320

Total intangible assets, gross		232,977	232,977

Accumulated amortization:
Customer relationships		(85,252)	(67,675)
Favorable leases		(2,306)	(2,312)

Total accumulated amortization		(87,558)	(69,987)

Total intangible assets, net		$145,419	$162,990

Amortization expense was approximately $17.6 million and $25.0 million for the years ended September 30, 2020 and 2019. The following table summarizes the estimated future amortization expense related to intangible assets:

Fiscal year:	(In thousands)
2021	$17,589
2022	17,581
2023	17,577
2024	17,577
2025	16,395
Thereafter	58,700

Total	$145,419

(7) Debt Instruments

On August 19, 2015, Alion entered into a credit agreement (the Credit Agreement) and a Mezzanine Note Purchase Agreement (the Mezzanine Note) with lenders. The Credit Agreement (a syndicated Term Loan and Revolving Loan) and the Mezzanine Note are referred to collectively as the “Debt Instruments.” There were a series of amendments executed on the Credit Agreement, including the most recent Amendment No. 4 executed on July 23, 2020. Pursuant to Amendment No. 4, Alion refinanced the syndicated Term Loan, which included borrowing of $360.0 million and paying off $404.7 million of the Term Loan and $183.2 million of the Mezzanine Note. For accounting purposes, the Company analyzed the proceeds and repayment of the Term Loan on a lender-by-lender basis and for lenders who changed their participation in the loan syndication, we included the net cash proceeds or repayment in the consolidated statement of cash flows instead of presenting on gross basis. Alion recognized a $7.7 million loss on extinguishment of debt related to the re-financing transaction of the debt instruments.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All of Alion’s 100%-owned, subsidiaries jointly, severally, fully and unconditionally guarantee the Debt Instruments each of which is secured by substantially all current and future tangible and intangible property of Alion and its guarantor subsidiaries. The Debt Instruments include customary representations and warranties, affirmative and negative covenants and events of default (including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain bankruptcy and insolvency events, material judgments, certain ERISA events, change of control, impairment of security interests in collateral, invalidity of guarantees and creditor provisions and certain events with respect to material contracts). If an event of default were to occur, lenders would be entitled to take certain actions, including, in certain instances, accelerating amounts due.

As of September 30, 2020, Alion’s Debt Instruments include $360.0 million secured Term Loan and a $40.0 million revolving credit facility and a $10.0 million sub-limit for letters of credit. As of September 30, 2020, as well as 2019, Alion was in full compliance with all its financial covenants.

The table below presents Alion’s long-term debt as of September 30, 2020 and 2019:

	Year ended September 30,
	2020	2019

	(In thousands)
Term Loan	$360,000	$404,693
Mezzanine Note	—	183,200

Long-term debt, gross	360,000	587,893
Less: Unamortized debt issuance costs and original issue discount	(8,723)	(13,992)

Long-term debt, net	351,277	573,901
Less: Current portion of long-term debt	(3,600)	(17,627)

Long-term debt, net of current portion	$347,677	$556,274

Term Loan

Pursuant to Amendment No. 4, Alion is required to repay 0.25% of the Term Loan principal amount at the end of each quarter (December, March, June, September) commencing with the quarter ending December 31, 2020. The interest rate on the Term Loan was 4.75% as of September 30, 2020, and 6.61% as of September 30, 2019. The effective interest rate is 5.48% as of September 30, 2020. The Term Loan matures on July 23, 2024. Future debt principal repayments as of September 30, 2020 are anticipated to be $3.6 million annually for fiscal years 2021, 2022 and 2023. In addition, Alion must make excess cash flow payment in accordance with Amendment No. 4 starting at the end of fiscal year 2021.The Term Loan has term maturity repayment of $349.2 million in fiscal year 2024.

Mezzanine Note

On August 19, 2015, Alion issued the $140.0 million Mezzanine Note which originally matured on August 19, 2022. Pursuant to the First Amendment to the Mezzanine Note (effective October 23, 2017), interest on the Mezzanine Note was based on the Company’s credit rating. The interest rate was 11.0% per annum as of September 30, 2020 and 2019. Interest was payable in cash in arrears on a quarterly basis (March, June, September, and December).

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 23, 2020, the Company retired the full amount of $183.2 million outstanding under the Mezzanine Note including all accrued and unpaid interest.

Revolving Loan

Pursuant to Amendment No. 4 of the Credit Agreement, the Revolving Loan was extended to January 23, 2024 and the draw limit remained unchanged. The Revolving Loan includes a commitment fee calculated at a rate per annum equal to 0.50% on the average daily unused portion of the commitment under the facility. In addition, the Revolving Loan includes a fronting fee of 0.125% yearly on the undrawn and unexpired amount of each letter of Credit, payable quarterly in arrears after the issuance date.

At September 30, 2020 and 2019, the Company had no balance drawn on the Revolving Loan. At September 30, 2020 and 2019, the Company had $0.6 million and $0.8 million, respectively, in outstanding standby letters of credit.

(8) Goodwill

Alion had approximately $419.1 million in goodwill at September 30, 2020 and 2019. During the year ended September 30, 2019, Alion had immaterial measurement period adjustments to certain balances including goodwill for $168.0 thousand resulting from the purchase accounting adjustment for MacB. There was no change in goodwill during the year ended September 30, 2020. The Company did not have goodwill impairment charges for the years ended September 30, 2020 and 2019.

	(In thousands)
	Goodwill	Accumulated Impairment	Goodwill, net
Balance at September 30, 2018	$538,420	$(119,503)	$418,917
Purchase accounting adjustments – MacB	168	—	168

Balance at September 30, 2019	$538,588	$(119,503)	$419,085

Balance at September 30, 2020	$538,588	$(119,503)	$419,085

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) Leases

Alion holds various facility leases. Future minimum lease payments under non-cancellable operating leases for buildings and equipment at September 30, 2020 are set out below. Alion subleases some excess capacity to subtenants under non-cancellable operating leases.

Lease Payments for Fiscal Years:	(In thousands)
2021	$14,136
2022	13,373
2023	11,473
2024	8,757
2025	5,612
Thereafter	8,201

Gross lease payments	$61,552
Less: non-cancellable subtenant receipts	(49)

Net lease payments	$61,503

	Year ended September 30,
	2020	2019

Rent Expense:	(In thousands)
Minimum rentals	$15,399	$18,756
Less: Sublease rental income	(112)	(268)

Total rent expense, net	$15,287	$18,488

(10) Retirement Plan

Alion maintains a tax-qualified retirement savings plan (the Plan) under which the Company matches 100% of the first 4% starting in January 1, 2020 and previously the first 3% and one-half of the next 2% of eligible employee salary deferrals by contributing cash to the Plan. During the years ended September 30, 2020 and 2019, Alion recognized $10.8 million and $9.3 million in retirement plan expense, net of forfeitures. Alion’s retirement plan liability was $0.4 million and $1.6 million at September 30, 2020 and 2019.

(11) Equity-Based Compensation

Alion Holdings LLC, the limited liability company that owns Alion, maintains an equity-based compensation plan that includes discretionary awards to certain Alion executives, employees and directors. The Plan has three classes of membership interests. Class A membership interests, Class B membership interests, and Class B-1 membership interests. Each class of membership interests have identical rights, obligations, and privileges, except as otherwise provided in the Alion Holdings LLC operating agreement. Eligible participants are issued membership interests representing a percentage interest in Alion Holdings LLC.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

One half of each Class B and Class B-1 membership interest is subject to a time-based condition in which that portion of the award vests over a five-year period of continuous service. Most of the initial awards began vesting as of August 19, 2015, the date on which the limited liability company acquired Alion. The other half of each Class B and Class B-1 membership interest award contains a market and performance condition in which that portion of the award vests if there is a change in control at a given multiple of the aggregate investment in Alion’s common stock. Class B and Class B-1 membership interest award agreements contain typical forfeiture and acceleration provisions.

Management determined that Alion Holdings LLC Class B and Class B-1 membership interest awards qualify for equity treatment. The Company measures an award’s fair value on its grant date. Alion computes compensation expense for the service component of each award based on the grant date fair value of the Class B and Class B-1 membership percentage interest issued to each participant. For time-based awards, the Company recognizes compensation expense and a corresponding increase in paid-in-capital over the requisite service periods. Management recognizes forfeitures as they occur. During the years ended September 30, 2020 and 2019, Alion recognized $3.5 million and $3.9 million in equity-based compensation expense, respectively. The Company did not recognize compensation expense for the portion of outstanding awards which contain a market and performance condition. As of September 30, 2020, neither condition had been met.

(12) Income Taxes

Alion uses an asset and liability approach to provide for income taxes. Deferred income taxes are based upon enacted tax laws and rates applicable to the period in which taxes become payable. The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. The Company operates on a fiscal year basis.

The TCJA, enacted in December 2017, reduced the federal statutory income tax rate from 35% to 21% beginning January 2018. Management used the TCJA statutory rate to determine income tax expense for the years ended September 30, 2020 and 2019 and to determine deferred tax assets and liabilities as of September 30, 2020 and 2019. The Coronavirus Aid, Relief and Economic Security Act (CARES Act) adopted March 27, 2020, provides certain potential tax benefits to eligible companies. The CARES Act did not materially affect Alion’s provision for income taxes for the year ended September 30, 2020, nor did it materially affect the company’s deferred tax assets or liabilities as of September 30, 2020.

For the years ended September 30, 2020 and 2019, Alion was profitable for tax purposes. The Company was able to use domestic net operating loss (NOL) carryforwards to reduce taxes payable for the years ended September 30, 2020 and 2019. Management expects that Alion will be able to utilize NOL carryforwards remaining as of September 30, 2020, before they expire in fiscal years 2034 through 2037. For the years ended September 30, 2020 and 2019 Alion did not recognize a valuation allowance for its deferred tax assets.

On August 1, 2019, Alion sold its NSBU. Management determined to recognize the transaction as the disposal of a discontinued operation. See Note 3. The transaction permitted the Company to recover $87.7 million of NOL deductions previously limited by IRC Section 382 when the Company was acquired by its current owners in August 2015.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes Alion’s current and deferred income tax expense (benefit) from continuing operations for the years ended September 30, 2020 and 2019.

	Year ended September 30,
	2020	2019

	(In thousands)
Current:
Federal	$46	$178
State	1,664	63
Foreign	—	1

Total current income tax expense	1,710	242

Deferred:
Federal	1,833	(3,070)
State	644	(140)

Total deferred income tax expense (benefit)	2,477	(3,210)

Total income tax expense (benefit)	$4,187	$(2,968)

In jurisdictions where goodwill amortization is tax-deductible, an entity must separate financial reporting goodwill into two components. Component one goodwill is the portion of financial reporting goodwill that is tax deductible. Alion recognized tax-deductible component one goodwill from pre-change-of-control asset acquisitions which the Company is amortizing over 15 years. Alion also recognized component one goodwill for MacAulay Brown’s pre-change-of-control asset acquisitions. Amortizing tax-deductible component one goodwill gives rise to a temporary difference between its book and tax basis and requires Alion to recognize deferred tax expense and a deferred tax liability. The Company does not amortize goodwill for financial reporting purposes.

The table below summarizes the components of Alion’s deferred tax assets (liabilities) as of September 30, 2020 and 2019.

	September 30,
	2020	2019

	(In thousands)
Deferred tax assets
Accrued expenses and reserves	$531	$2,152
Deferred rent	730	414
Deferred wages	8,175	4,015
Depreciation and leases	687	637
Carryforwards and tax credits	59,809	68,740

Deferred tax assets	69,932	75,958
Deferred tax liabilities
Goodwill amortization	(2,385)	(1,254)
Acquired Intangibles	(37,183)	(40,353)
Cash to accrual conversion	(1,576)	(3,086)

Deferred tax liabilities	(41,144)	(44,693)

Net deferred tax asset	28,788	$31,265

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s domestic NOL carryforward for tax purposes was approximately $218.8 million at September 30, 2020 and $258.9 million at September 30, 2019. Cumulative domestic NOLs are available to offset future taxable income from operations as well as potential limitations on future interest deductions.

Alion assesses its uncertain tax positions using the provisions of ASC 740 which require management to evaluate uncertain tax positions based on whether a taxing authority with all relevant information would be more-likely-than-not to sustain the Company’s position. Where a given tax position meets the more-likely-than-not threshold, management assesses the impact and records the associated tax provision. Alion did not have any material uncertain tax positions as of September 30, 2020 or 2019. Management does not expect this to change significantly over the next 12 months.

The Company is no longer subject to U.S. federal or state income tax examinations or assessments by tax authorities with respect to fiscal years ended on or before September 30, 2016. As Alion continues to use its NOL carryforwards, such NOL deductions are generally subject to adjustment until the applicable statute of limitations expired for the year(s) and jurisdictions in which Alion claimed an NOL deduction.

The table below reconciles the federal statutory income tax rate to the Company’s effective income tax rate on its results of continuing operations for the years ended September 30, 2020 and 2019.

	Year ended September 30,
	2020		2019

	(In thousands)
Expected federal income tax expense (benefit)	21.0%	$2,484	(21.0)%	$(3,344)
State income taxes (net of federal benefit)	13.5%	1,604	29.3%	4,666
Non-deductible expenses & Other	8.8%	1,030	(26.9)%	(4,290)
Change in carrying rate of deferreds	(7.9)%	(931)	—	—

Income tax expense (benefit)	35.4%	$4,187	(18.6)%	$(2,968)

(13) Customer Concentration

U.S. government customers typically exercise independent contracting authority. U.S. government agencies, department offices or divisions may use Alion’s services as a separate customer directly, or through a prime contractor, if they have independent decision-making and contracting authority within their organization. U.S. government contracts accounted for approximately 98.7% of contract revenue for the year ended September 30, 2020 and approximately 99.5% of contract revenue for the year ended September 30, 2019.

(14) Commitments and Contingencies

Government Audits

The U.S. government considers Alion a major contractor. The Defense Contract Audit Agency (DCAA) audits Alion’s contract costs and adjusts amounts through negotiation. Alion has settled indirect rates through 2018 based on completed DCAA audits. All subsequent years are open. DCAA is currently auditing the Company’s 2019 claimed indirect costs. Alion has recorded federal government contract revenue based on amounts it expects to realize upon final settlement.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Legal Proceedings

Alion is involved in routine legal proceedings occurring in the ordinary course of business that management believes are not material to the Company’s consolidated financial statements. As a government contractor, from time to time, Alion is subject to DCAA audits and potential federal government inquiries. The federal government may suspend or debar for a period of time any federal contractor it finds has violated the False Claims Act, and any contractor indicted or convicted of violations of other federal laws. The federal government can also impose fines or penalties.

Unconditional Purchase Obligation

Alion entered into a vendor contract where Alion is obligated to make future purchases if the Company retains the related customer contracts. The total purchase obligation is for $35.0 million of cloud computing services over the five-year period, with a minimum $8.0 million purchase obligation for the year ended September 30, 2020. During the year ended September 30, 2020, the Company satisfied the minimum purchase obligation and has a $24.3 million purchase obligation for the remaining four-year term.

(15) Related Parties

Veritas and certain other investors own 100% of Alion Holdings LLC which owns 100% of Alion Holding Corp., the parent of Alion. As a result of its ownership interests, Veritas is considered a party related to Alion. Veritas and Alion have executed an advisory agreement that requires Alion to pay Veritas an annual advisory fee. The Company paid Veritas $1.5 million and $2.0 million in advisory fees for the years ended September 30, 2020 and 2019, respectively. The advisory fees are included in selling, general and administrative expenses on the consolidated statements of comprehensive income for their respective periods.

(16) Subsequent Events

Management evaluated events through December 8, 2020, the date on which the consolidated financial statements were available to be issued and determined that no events had occurred that would require an adjustment to the amounts reported in the Company’s consolidated balance sheet and statements of comprehensive income, stockholder’s equity and cash flows as of and for the year ended September 30, 2020.

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through November 4, 2021, the date the financial statements were available to be reissued.

On July 6, 2021, Alion Holdings LLC and other related parties entered into a definitive Stock Purchase Agreement with Huntington Ingalls Industries, Inc. (a Delaware corporation), pursuant to which Huntington Ingalls Industries, Inc. will acquire 100% of the equity of the company and its subsidiaries in an all cash transaction valued at approximately $1.65 billion. The Company completed the sale on August 19, 2021.